UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 21, 2011

EnerNOC, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

101 Federal Street, Suite 1100, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 224-9900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On January 21, 2011, EnerNOC, Inc. (“EnerNOC”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with M2M Communications Corporation, an Idaho corporation (“M2M”), M2M Merger Sub, Inc., an Idaho corporation and a wholly-owned subsidiary of EnerNOC (“Merger Sub”), Steve Hodges, in his capacity as the M2M stockholders representative, and certain individuals named therein (collectively, the “Stockholders”).  Pursuant to the Merger Agreement, EnerNOC acquired M2M through a merger of Merger Sub with and into M2M, with M2M continuing as the surviving corporation of the merger and a wholly-owned subsidiary of EnerNOC (the “Merger”).  M2M is a leading provider of wireless technology solutions for energy management and demand response.  The Merger closed on January 25, 2011.

The total purchase price paid by EnerNOC at closing was $30.0 million, plus an additional $3.3 million paid as a result of M2M having a positive capitalization amount at closing (the “Merger Consideration”), of which $15.0 million was paid in shares of EnerNOC common stock, $.001 par value per share (“EnerNOC Common Stock”), and the balance of which was paid in cash.  The actual number of shares of EnerNOC Common Stock issued in the Merger was based upon the average of the per share last sale price for EnerNOC Common Stock on The NASDAQ Global Market for the ten trading day period ending two trading days prior to the closing.

Of the total amount paid to the Stockholders at closing, $3.0 million, consisting of cash and shares of EnerNOC Common Stock, was deposited into an escrow fund to secure certain indemnification obligations of the Stockholders. The balance of the escrow fund in excess of any amounts held for unresolved claims will be distributed to the Stockholders promptly after the two-year anniversary of the closing, subject to certain exceptions.  An aggregate of $7.0 million of the Merger Consideration, consisting of cash and shares of EnerNOC Common Stock, was also retained by EnerNOC and will be paid to the Stockholders upon the satisfaction of certain conditions contained in the Merger Agreement.

The description of the Merger described in this report does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which will be filed as an Exhibit to EnerNOC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.  The representations and warranties included in the Merger Agreement are not intended to provide any factual information about M2M or EnerNOC or serve as disclosure to investors and security holders and therefore should not be relied on as such.

Item 3.02.                                          Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above with respect to the issuance by EnerNOC of shares in the Merger is incorporated herein by reference. The share consideration paid by EnerNOC will be issued in reliance on an exemption from the registration provisions of the Securities Act of 1933, as amended, set forth in Rule 506 of Regulation D promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.

Date: January 26, 2011	By:	/s/ Timothy Weller
	Name:	Timothy Weller
	Title:	Chief Financial Officer
(Principal Financial Officer)